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                                  EXHIBIT 21




SUBSIDIARIES OF REGISTRANT


                                         Jurisdiction of Organization
Name of Subsidiary                             or Incorporation
                                         ----------------------------

Key Plastics International L.L.C.                 Michigan

Key Plastics Automotive L.L.C.                    Michigan

Key Plastics, L.L.C.                              Michigan

Key Plastics de Mexico, S.R.L.                    Mexico

Key Mexico A, L.L.C.                              Michigan

Key Mexico B, L.L.C.                              Michigan

Materias Plasticas, S.A.                          Portugal

Key Plastics, U.K.                             United Kingdom

Clearplas, Ltd.                                United Kingdom

Key Plastics International, S.N.C.                 France

Key Plastics France, S.A.S.                        France